UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2018

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	0-21154	56-1572719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 Silicon Drive
Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

(919) 407-5300
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company    [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [ ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Severance Plan for the Senior Leadership Team

On April 30, 2018, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Cree, Inc. (“Cree” or the “Company”) terminated the Company’s Severance Plan for Section 16 Officers, dated August 18, 2008, as amended October 28, 2013 (the “Section 16 Plan”). The Committee adopted in its place the Cree Severance Plan – Senior Leadership Team (the “SLT Plan”) covering executives who report directly to the Company’s President and Chief Executive Officer (the “CEO”) and who serve on the senior leadership team (the “SLT Executives”), including the Company’s currently serving named executive officers other than Mr. Gregg Lowe, the CEO.

The SLT Plan is administered by the Committee. The SLT Plan is designed to provide severance benefits to the SLT Executives in the event of their termination of employment without cause or their resignation for good reason.

Pursuant to the terms of the SLT Plan, if an SLT Executive’s employment is terminated by the Company without cause or by the SLT Executive for good reason not in connection with a Change in Control (as defined below), then the SLT Executive will receive (i) continued payment of the SLT Executive’s regular salary for 12 months, (ii) payment of an amount equal to the SLT Executive’s annual targeted bonus opportunity at the target level for the year in which termination occurred, (iii) reimbursement for the additional costs of continuing the SLT Executive’s group medical, dental and vision coverage under COBRA for 12 months or until the SLT Executive is eligible for new healthcare coverage, whichever is shorter, (iv) continued vesting of restricted stock units (“RSUs”) and options during the 12 months following the date of employment termination as if the SLT Executive’s employment had not terminated, and continued vesting of performance stock units (“PSUs”) during the 12 months following the date of termination in accordance with the terms of such awards as if the SLT Executive’s employment had not terminated, although PSUs that may vest under this provision shall be paid out based upon actual Company performance in accordance with the terms of the 2013 Long-Term Incentive Compensation Plan (the “2013 Plan”) and the applicable award agreement, including prorating for the portion of time the SLT Executive provided services to the Company over the course of the applicable performance period and such additional 12 month period, as applicable, and (v) outplacement benefits for 12 months. The post-termination vesting of RSUs, options, and PSUs described in the preceding sentence is subject to the SLT Executive’s agreement to serve as a special consultant to the Company, reporting to the CEO for 12 months after the date on which the SLT Executive’s employment with the Company has ended.

If an SLT Executive’s employment is terminated by the Company without cause or by the SLT Executive for good reason in connection with a Change in Control, then the SLT Executive will receive (i) continued payment of the SLT Executive’s regular salary for 18 months, (ii) payment of an amount equal to 1.5 times the SLT Executive’s annual targeted bonus opportunity at the target level for the year of termination, (iii) a lump sum payment equal to 18 multiplied by the COBRA premium in effect for the type of medical, dental, and vision coverage then in effect for the SLT Executive, (iv) accelerated vesting of RSUs and options that are subject to time-based vesting requirements only, so that they become vested by the date employment terminates, and deemed vesting of any unvested PSUs at the greater of (a) the target level and (b) the actual performance level, and (v) outplacement benefits for 12 months.

The severance benefits in the SLT Plan described above do not apply in the event of termination due to death or long-term disability, which are handled by other Cree policies and plans applicable to all employees. As a condition to the receipt of the severance benefits described in the prior two paragraphs, an SLT Executive must sign and not revoke a release of claims. As an additional condition of receiving the severance benefits described above, the general release will provide that the SLT Executive agrees that the terms of any applicable Confidential Information Agreement to which such SLT Executive is a party with the Company will be amended to provide that the post-separation restrictive period applicable to the SLT Executive’s obligations to avoid competition and to refrain from soliciting customers and employees as set forth in the applicable Confidential Information Agreement will be extended until the end of the 18-month period following the separation date, or the period used to calculate continued salary payments under the SLT Plan, whichever period is longer.

“Change in Control” under the SLT Plan generally means any of the following events: (i) any person or group of persons becomes the beneficial owner of 50% or more of the Company’s outstanding common stock or the combined voting power of the Company’s securities entitled to vote generally in the election of directors; (ii) a sale or other disposition of all or substantially all of the Company’s assets is consummated; (iii) shareholder approval of a definitive agreement or plan to liquidate the Company; (iv) a merger or consolidation of the Company with and into another entity, unless immediately following such transaction (a) more than 50% of the members of the governing body of the surviving entity were incumbent directors at the time of execution of the initial agreement providing for such transaction, (b) no person or group of persons is the beneficial owner, directly or indirectly, of 50% or more of the equity interests of the surviving entity or the combined voting power of the equity interests of the surviving entity entitled to vote generally in the election of members of its governing body, and (c) more than 50% of the equity interests of the surviving entity and the combined voting power of the equity interests of the surviving entity entitled to vote generally in the election of members of its governing body is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the shares of common stock immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction; (v) a change in the majority of the incumbent directors of the Board during a consecutive 24-month period during an SLT Executive’s employment term, excluding such changes resulting from directors who are elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors qualifying as incumbent directors (not including for this purpose threatened proxy solicitations or similar scenarios); or (vi) the sale, transfer or other disposition of all or substantially all of the stock or assets of a business division of the Company, responsibility for which was the primary duty of an applicable SLT Executive, or a similar transaction as the Board determines to be a change in control for the SLT Executives; provided, however, that the term “Change in Control” does not include (x) a transaction the sole purpose of which is to change the state of the Company’s incorporation; or (y) the initial public offering of the stock of a business unit of the Company, and any subsequent sell down of the stock of the business unit by the Company.

In the event that amounts payable under the SLT Plan or otherwise are contingent on a Change in Control for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and it is determined that any payment or benefit made or provided to the SLT Executive would be subject to the excise tax imposed by Section 4999 of the Code, the payments to SLT Executive will either be (i) paid in full or (ii) reduced to an amount that would not trigger the Section 280G-related excise tax, whichever of the foregoing amounts results in the SLT Executive’s receipt, on an after-tax basis, of the greater amount of payments under the SLT Plan.

As a condition of eligibility to participate in the SLT Plan, each SLT Executive must execute a Participation Agreement under which, among other things, such SLT Executive acknowledges and agrees that the Section 16 Plan has been properly terminated and that he has been provided with proper notice of such termination and that he waives any and all benefits to which he may have been entitled to receive under the Section 16 Plan. The SLT Executive also agrees in the Participation Agreement to terminate and waive any rights he might still have in a Change in Control agreement previously entered into with the Company, if applicable to such SLT Executive. Mr. McDevitt, the Company’s Chief Financial Officer, entered into a Participation Agreement on May 4, 2018. Accordingly, Mr. McDevitt’s Change in Control Agreement with the Company has been terminated.

The foregoing description of the SLT Plan is subject to and qualified in its entirety by the SLT Plan and form of Participation Agreement, which are included as Exhibit 10.1 and Exhibit 10.2, respectively, to this report and incorporated herein by reference.

Amendment to Change in Control Agreement with CEO

On May 4, 2018, the Company and Mr. Lowe entered into an amendment to the Change in Control Agreement for Chief Executive Officer dated September 22, 2017. The purpose of the First Amendment (the “First Amendment”) to the Change in Control Agreement (as amended, the “Amended Change in Control Agreement”) is to provide Mr. Lowe with severance benefits to replace those to which he would have been eligible to receive under the Section 16 Plan, which was terminated, and to make other revisions consistent with the benefits provided to other senior management under the SLT Plan.

If, during the term of the Amended Change in Control Agreement, Mr. Lowe’s employment is terminated by the Company without cause (but not as a result of his death or long-term disability), or by Mr. Lowe for good reason, and the termination is not in connection with a Change in Control (as defined in the Amended Change in Control Agreement), then he will receive (i) continued payment of his base salary for 18 months, (ii) a lump sum payment equal to 1.5 times his target annual incentive award for the fiscal year in which the termination occurs, (iii) a lump sum payment equal to 18 multiplied by the COBRA premium in effect for the type of medical, dental, and vision coverage then in effect for Mr. Lowe, (iv) continued vesting of RSUs and options granted to Mr. Lowe under the 2013 Plan that are subject to time-based vesting requirements only during the 18 months following the date of employment termination as if Mr. Lowe’s employment had not terminated, (v) continued vesting during the 18 months following the date of termination of PSUs in accordance with the terms of such awards as if Mr. Lowe’s employment had not terminated, although PSUs that may vest under this provision shall be paid out based upon actual Company performance in accordance with the terms of the 2013 Plan and the applicable award agreement, including prorating for the portion of time Mr. Lowe provided services to the Company over the course of the applicable performance period and such additional 18 month period, as applicable, and (vi) in the event that Mr. Lowe’s employment is terminated on or before October 31, 2019, reimbursement by the Company for any loss incurred in the sale of Mr. Lowe’s primary North Carolina residence, subject to Mr. Lowe’s execution of a general release agreement. The continued vesting of Mr. Lowe’s RSUs, options, and PSUs described in the preceding sentence is conditioned upon Mr. Lowe’s fulfillment of obligations for consulting to the extent requested by the Company, as described in a general release agreement. As a condition of receiving these benefits, Mr. Lowe would serve for 18 months from the date of termination of employment as a special consultant to the Company. Mr. Lowe’s severance benefits would be deemed full compensation for his consulting services.

Mr. Lowe agreed in the First Amendment that the terms of his Confidential Information Agreement with the Company, as currently in effect and such version in effect as of Mr. Lowe’s termination, are amended to provide that: (i) in the event that he is entitled to severance benefits in connection with a Change in Control, the post-separation restrictive period will be extended until the end of the 24 month period following Mr. Lowe’s termination date or the period used to calculate continued salary payments, whichever period is longer, and (ii) in the event that he is entitled to severance benefits not in connection with a Change in Control, the post-separation restrictive period will be extended until the end of the 18-month period following Mr. Lowe’s termination date.

By entering into the First Amendment, Mr. Lowe acknowledged and agreed that the Section 16 Plan had been properly terminated and that he had been provided with proper notice of such termination. Mr. Lowe further agreed to waive any and all benefits to which he may have been entitled under the Section 16 Plan.

The foregoing description of the First Amendment is subject to and qualified in its entirety by the First Amendment, which is included as Exhibit 10.3 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description of Exhibit

10.1	Cree Severance Plan – Senior Leadership Team, Plan Document and Summary Plan Description, effective as of April 30, 2018
10.2	Form of Participation Agreement Under Cree Severance Plan – Senior Leadership Team
10.3	First Amendment to Change in Control Agreement (for Chief Executive Officer), dated May 4, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREE, INC.

By:	/s/ Michael E. McDevitt
Michael E. McDevitt
Executive Vice President and Chief Financial Officer

Date: May 4, 2018